Exhibit 99.1
 Food Company, Inc.
One Dole Drive • Westlake Village, CA 91362 • 818-874-4000 • Fax 818-874-4625
NEWS RELEASE
Contact: Joseph Tesoriero
Phone: (818) 879-6900
Beth Potillo
Phone: (818) 879-6733
DOLE FOOD COMPANY, INC. ANNOUNCES SIGNIFICANTLY IMPROVED RESULTS FOR 2008
WESTLAKE VILLAGE, California — February 2, 2009 — Dole Food Company, Inc. today announced 2008 EBITDA of $409 million, a $100 million or 32% increase over 2007.
          David A. DeLorenzo, Dole’s President and CEO stated: “Dole had an outstanding year in 2008. We made great progress in increasing earnings, cutting costs, selling non-performing and idle assets, and reducing debt. EBITDA in 2008 of $409 million was an increase of 32% or a $100 million improvement over 2007. In addition, cash proceeds from asset sales in 2008 and the first quarter of 2009 will total over $300 million. In 2008, Dole’s global workforce was reduced approximately 13% from 87,000 to 76,000 associates, and net debt decreased from $2.3 billion to $2.1 billion. We are pleased with the excellent results achieved in 2008. We are very optimistic as we look forward in 2009 to continue our success in achieving improved earnings and further reductions in costs and debt.”
Dole also announced the following results for fiscal year 2008, which ended on January 3, 2009.
Selected Financial Results from Continuing Operations (excludes discontinued operations for flowers, citrus and pistachios)

	2008	2007
	(in millions)
Revenues, net	$7,620	$6,821
EBITDA	409	309
Reconciliation of operating income to EBITDA:

	2008	2007
	(in millions)
Operating income	$275	$149
Other income (expense), net	(14)	2
Interest income	6	8
Minority interests, net of income taxes	(2)	(3)
Equity in earnings of unconsolidated subsidiaries	6	2
Depreciation and amortization	138	151

EBITDA	$409	$309

EBITDA is presented because management believes it is frequently used by securities analysts, investors and others in the evaluation of companies, and because certain debt covenants on Dole’s outstanding debt are tied to EBITDA. EBITDA is calculated by adding other income (expense), net, interest income, minority interests, net of income taxes, and equity in earnings of unconsolidated subsidiaries to operating income. EBITDA is not defined under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered in isolation or as a substitute for net income and other consolidated income statement data prepared in accordance with GAAP or as a measure of Dole’s profitability. Additionally, Dole’s computation of EBITDA may not be comparable to other similarly titled measures computed by other companies, because not all companies calculate EBITDA in the same fashion. A reconciliation of operating income to EBITDA is provided in the table above.
Revenues
     For fiscal 2008, revenues increased 12% to $7.6 billion from $6.8 billion in 2007. Revenues increased in all of our operating segments, mainly due to higher pricing. Revenue also increased due to favorable foreign currency exchange movements and the benefit of a 53-week year in 2008 compared to a 52-week year in 2007.
EBITDA
     For fiscal 2008, EBITDA increased 32% to $409 million from $309 million in 2007. EBITDA was higher in the fresh fruit and fresh vegetables operating segments and lower in the packaged foods segment. On a consolidated basis, EBITDA increased primarily due to higher sales worldwide and overall favorable foreign currency exchange movements. These benefits were partially offset by higher production and shipping costs. EBITDA was also impacted by an unrealized loss of $50 million from Dole’s cross currency swap, which was partially offset by net foreign currency exchange gains of $21 million on Dole’s British pound sterling denominated vessel capital lease obligation. Excluding these items, as well as net unrealized foreign currency hedge gains of $6 million and unrealized bunker fuel hedge losses of $4 million, 2008 EBITDA would have been $436 million, compared to $332 million in 2007.
See the paragraph above, following the table reconciling operating income to EBITDA, for important information concerning the use of EBITDA, which is a non-GAAP measure.
Cash and Debt

	2008	2007
	(in millions)
Cash and ABL Availability:
Cash and cash equivalents	$91	$97
ABL Revolver availability	172	134
Total Debt:
ABL Revolver borrowings	$151	$176
Term loans	835	960
Sr. Notes and Debentures[1]	1,100	1,105
Other debt	144	170

Total Debt	$2,230	$2,411

1Includes $345 million 8.625% notes due May 1, 2009
Interest Expense
     Interest expense in 2008 was $174 million compared to $195 million in 2007. Interest expense decreased primarily as a result of lower borrowing rates on the Company’s debt facilities and a reduction in borrowings.

Results of Reporting Segments (excludes discontinued operations for flowers, citrus and pistachios)

	2008	2007
	(in millions)
Revenues from external customers
Fresh fruit	$5,401	$4,737
Fresh vegetables	1,087	1,060
Packaged foods	1,131	1,023
Corporate	1	1

	$7,620	$6,821

	2008	2007
	(in millions)
EBITDA
Fresh fruit	$396	$267
Fresh vegetables	21	(3)
Packaged foods	94	112

Total operating segments	511	376
Corporate:
Unrealized loss on cross currency swap	(50)	(11)
Operating and other expenses, net	(52)	(56)

Total Corporate	(102)	(67)
Total EBITDA	$409	$309

Update on Asset Sale Transactions: On January 29, 2009, Dole Food Company, Inc. announced progress on its asset sale transactions. First, Dole has closed the first phase of the previously announced sale of its flowers division. With the closing of the first phase, Dole has now completed the sale of its flowers business and retains only certain real estate of the former flowers division to be sold in the subsequent phases of the transaction. Second, Dole has closed on the sale of certain banana properties in Latin America. Third, Dole has signed a definitive purchase and sale agreement to sell certain property in North America. When the North American property sale closes, towards the end of the first quarter of 2009, Dole will have received net cash proceeds of approximately $84 million from these three transactions. When all phases of the transactions are complete, net proceeds to Dole will be approximately $130 million. The cash proceeds will be used to pay down Dole’s debt under its senior secured credit facilities and/or to reinvest in the business. Pending reinvestment, cash proceeds will be used to pay down Dole’s revolving credit facility.
Dole, with 2008 net revenues of $7.6 billion, is the world’s largest producer and marketer of high-quality fresh fruit and fresh vegetables, and is the leading producer of organic bananas. Dole markets a growing line of packaged and frozen fruit and is a produce industry leader in nutrition education and research.
This release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Forward looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms such as “may,” “will,” “expects,” “believes,” “intends,” “anticipates” and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; energy supply and pricing; changes in interest and currency exchange rates; economic crises and security risks in developing countries; international conflict; and quotas, tariffs and other governmental actions. Further information on the factors that could affect Dole’s financial results is included in its SEC filings, including its Annual Report on Form 10-K.

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